EXHIBIT 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

December 22, 2020

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Ladies and Gentlemen:

We have acted as counsel to Marvell Technology, Inc., a Delaware corporation (“HoldCo”) in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, initially filed by HoldCo on the date hereof, including the joint proxy statement/prospectus forming a part thereof (the “Joint Proxy Statement/Prospectus”), relating to the proposed offering of up to 853,436,419 shares of common stock, par value $0.002 per share, of HoldCo, in connection with the mergers contemplated by the Agreement and Plan of Merger and Reorganization, dated as of October 29, 2020 (the “Agreement”), by and among HoldCo, Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”), Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly owned Subsidiary of HoldCo (“Bermuda Merger Sub”), Indigo Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of HoldCo (“Delaware Merger Sub”) and Inphi Corporation, a Delaware corporation (the “Company”). As a consequence of the Bermuda Merger and the Delaware Merger, Marvell and the Company will become wholly-owned subsidiaries of HoldCo, and the existing shareholders of Marvell and stockholders of the Company will receive all of the outstanding shares of stock of HoldCo as of the Bermuda Merger Effective Time and the Delaware Merger Effective Time respectively (collectively, the “Effective Times”). Capitalized terms not defined herein have the meanings specified in the Agreement.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) an officer’s certificate delivered by HoldCo and Marvell and an officer’s certificate delivered by the Company, each dated as of the date hereof (the “Tax Certificates”); (3) the Registration Statement and the Joint Proxy Statement/Prospectus filed as part of the Registration Statement; and (4) such other instruments and documents as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the “Reviewed Documents”).

Marvell Technology, Inc.

December 22, 2020

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.

(A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.

Each of the Reviewed Documents has been duly authorized and there will have been, by the Effective Times, or at such other times as contemplated in the Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3.	Where any Reviewed Document requires execution by a person, the person who executed or will execute the document had or has proper authority and capacity.

4.

To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by the Company, HoldCo and Marvell and their managers, employees, officers, directors, and stockholders in connection with the Mergers, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies)—or similarly qualified—is true, correct, and complete, as if made without such qualification; with regard to any representation or statement made in the Tax Certificates regarding a person’s plan or intention, the facts will be consistent with the relevant plan or intention.

5.	Where any Reviewed Document imposes obligations on a person or entity, such obligations have been or will be performed or satisfied in accordance with its terms.

6.

All parties to the Agreement and to any other Reviewed Documents have acted, and will act, in accordance with the terms of the Agreement and Reviewed Documents and that the Mergers will be consummated at the Bermuda Merger Effective Time and the Delaware Merger Effective Time, as applicable, pursuant to the terms and conditions set forth in the Agreement without waiver or modification of any such terms and conditions.

7.	No action will be taken by any of the Parties after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein (i) we are of the opinion that, under currently applicable U.S. federal income tax law, (A) the Bermuda Merger and the Delaware Merger, taken together, will be treated as a transaction described in Section 351 of the Code and (B) the Bermuda Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) we hereby confirm that, subject to the assumptions, exceptions,

Marvell Technology, Inc.

December 22, 2020

limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to holders of Marvell Common Shares and Company Common Stock.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

A.

The opinion set forth in this letter is based on relevant current provisions of the Code, the U.S. Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, U.S. Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. None of the Parties has requested nor will they request a ruling from the IRS as to the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

B.

This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Mergers.

This opinion letter speaks as of the date hereof. We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. Except as provided in the final paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving this consent, however, we do not admit thereby that we are an “expert” with the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP